Exhibit 4.1

GENIUS GROUP LIMITED Company Registration No. 201541844C Incorporated in Singapore under the Companies Act. Cap. 50 Registered Office: 8 AMOY STREET, Certificate No.: [CERTIFICATE NO] #01-01, SINGAPORE 049950 No. of Shares: [NO OF SHARES] This is to certify that Is the Registered Holder(s) of [NO OF SHARES IN WORDS] Ordinary Shares, fully paid in Genius Group Limited, subject to the Constitution of the Company. Given under the Common Seal of the Company on [DATE]. ____________________________________ Director ____________________________________ Director/Secretary Note: No transfer of any portion of the shares comprised in this Certificate will be registered unless accompanied by this Certificate [ENTITY NAME] (ENTITY IDENTIFICATION NUMBER) [ADDRESS]